UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Global Energy has announced the appointment of Mr. Hezy Ram to its Board of Directors.

Mr. Ram joins Mr. Nissan Caspi and Mr. Amir Elbaz, who have recently joined the company’s Board of Directors. Mr. Yair Aloni and Mr. Jos Neuhaus have recently resigned from the company’s Board of Directors. Following these changes, the company’s Board of Directors consists of Asi Shalgi, Avner Raanan, Nissan Caspi, Amir Elbaz and Hezy Ram.

Mr. Ram is the founder of Ram Power Inc. (“RPI”), a California based company engaged in developing cutting-edge geothermal and solar thermal solutions.

Prior to founding RPI, Mr. Ram led the North American Business Development Department of Ormat Technologies, a global player in the development, manufacturing, marketing and financing of innovative power systems. While at Ormat, Mr. Ram initiated and executed the aggressive North American acquisitions of geothermal plants which provided the base for Ormat growth in this decade. Additionally, he was involved with various financings at Ormat in the aggregate amount of almost a billion dollars and was instrumental in the negotiation of power purchase agreements with some of the leading electric utilities in North America. Mr. Ram left Ormat a year ago.

Mr. Ram earned his B.Sc. in Mechanical Engineering from Ben-Gurion University, Israel in 1975, his MS in Mechanical Engineering from Ben Gurion University in 1977 and his MBA from the Hebrew University in 1978.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President and Chief Executive Officer Date: October 7, 2008